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                                                                   Exhibit 23(b)


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lexington Global Asset Managers, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of ReliaStar Financial Corp. of our report dated March 1, 2000, relating to the consolidated statements of financial condition of Lexington Global Asset Managers, Inc. and Subsidiaries ("the Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of the Company and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP


New York, New York
June 19, 2000